Exhibit 99.1

Great Elm Capital Corp. Announces

FOURTH Quarter AND FULL YEAR 2024 Financial Results

Company to Host Conference Call and Webcast at 8:30 AM ET on March 11, 2025

PALM BEACH GARDENS, Florida, March 10, 2025 – Great Elm Capital Corp. (“we,” “our,” the “Company” or “GECC”) (NASDAQ: GECC), a business development company, today announced its financial results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter and Other Recent Highlights

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In December 2024, the GECC raised $13.2 million of equity at Net Asset Value from Summit Grove Partners, LLC (“SGP”), supported by a $3.3 million investment by Great Elm Group, Inc. (“GEG”) in SGP.
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Net investment income (“NII”) for the quarter ended December 31, 2024 was $2.1 million, or $0.20 per share, as compared to $4.1 million, or $0.39 per share, for the quarter ended September 30, 2024.
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Timing of distributions from CLO Formation JV, LLC (“CLO JV”) and certain isolated financing- related expenses adversely impacted NII in the quarter.
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GECC received $0.5 million of cash distributions from the CLO JV in the quarter ended December 31, 2024, as compared to $3.2 million in the quarter ended September 30, 2024. Additionally, in 2025 through March 7th, GECC received $3.8 million of cash distributions from the CLO JV.
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Net assets were $136.1 million, or $11.79 per share, on December 31, 2024, as compared to $125.8 million, or $12.04 per share, on September 30, 2024.
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GECC’s asset coverage ratio was 169.7% as of December 31, 2024, as compared to 166.2% as of September 30, 2024.
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GECC declared a $0.05 per common share special distribution in December 2024, attributable to the Company’s strong performance throughout 2024.
▪
The Board of Directors approved a 5.7% increase in the quarterly dividend to $0.37 per share (from $0.35 per share) for the first quarter of 2025, equating to a 13.7% annualized yield on the Company’s closing market price on March 7, 2025 of $10.78.

Management Commentary

“We had a strong 2024, successfully raising nearly $150 million of capital through multiple equity and note issuances, including $50 million of equity at net asset value,” said Matt Kaplan, GECC’s Chief Executive Officer. “We grew our portfolio substantially during the year, and also enhanced our cash-generating ability with the formation of our distinctive CLO JV. Further, we continued to showcase our commitment to shareholders, paying a special cash distribution and announcing a 5.7% increase to our quarterly base dividend for the first quarter of 2025.”

“During the fourth quarter, NII was primarily impacted by the uneven cadence of cash flows from our CLO JV, which is to be expected given the early stage of the underlying CLO investments. As the CLO JV grows and matures, we believe the magnitude of this impact should decline in future quarters. Looking ahead, we expect to deliver strong NII in 2025 as CLO distributions materialize and we deploy additional capital into investments with attractive risk-adjusted returns. As such, we currently believe we are well-positioned to cover our increased dividend in the first quarter and over 2025 as we continue to deliver meaningful value to our shareholders.”

Financial Highlights – Per Share Data

	Q4/2023	Q1/2024	Q2/2024	Q3/2024	Q4/2024
Earnings Per Share (“EPS”)	$0.55	($0.05)	($0.14)	$0.33	$0.17
Net Investment Income (“NII”) Per Share	$0.43	$0.37	$0.32	$0.39	$0.20
Pre-Incentive Net Investment Income Per Share	$0.54	$0.46	$0.40	$0.49	$0.20
Net Realized and Unrealized Gains / (Losses) Per Share	$0.12	($0.42)	($0.46)	($0.06)	($0.03)
Net Asset Value Per Share at Period End	$12.99	$12.57	$12.06	$12.04	$11.79
Distributions Paid / Declared Per Share	$0.45	$0.35	$0.35	$0.35	$0.40

Portfolio and Investment Activity

As of December 31, 2024, GECC held total investments of $324.3 million at fair value, as follows:

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52 debt investments in corporate credit, totaling approximately $207.0 million, representing 63.8% of the fair market value of the Company’s total investments. Secured debt investments comprised a substantial majority of the fair market value of the Company’s debt investments.
•
An investment in Great Elm Specialty Finance, totaling approximately $43.2 million, comprised of one debt investment of $29.7 million and one equity investment of $13.5 million, representing 9.2% and 4.2%, respectively, of the fair market value of the Company’s total investments.
•
An investment in the CLO JV, totaling approximately $40.1 million, representing 12.4% of the fair market value of the Company’s total investments.
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Three dividend paying equity investments, totaling approximately $10.7 million, representing 3.3% of the fair market value of the Company’s total investments.
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Other equity investments, totaling approximately $23.3 million, representing 7.2% of the fair market value of the Company’s total investments.

As of December 31, 2024, the weighted average current yield on the Company’s debt portfolio was 12.4%. Floating rate instruments comprised approximately 72% of the fair market value of debt investments (comparable to last quarter) and the Company’s fixed rate debt investments had a weighted average maturity of 1.8 years.

During the quarter ended December 31, 2024, we deployed approximately $47.2 million into 18 investments(1) at a weighted average current yield of 12.9%.

During the quarter ended December 31, 2024, we monetized, in part or in full, 48 investments for approximately $57.5 million(2), at a weighted average current yield of 9.9%. Monetizations include $7.4 million of mandatory debt paydowns and redemptions at a weighted average current yield of 10.9%.

Financial Review

Total investment income for the quarter ended December 31, 2024 was $9.1 million, or $0.85 per share. Net expenses for the quarter ended December 31, 2024 were approximately $7.0 million, or $0.66 per share.

Net realized and unrealized losses for the quarter ended December 31, 2024 were approximately $0.3 million, or $0.03 per share.

Liquidity and Capital Resources

As of December 31, 2024, cash and money market fund investments totaled approximately $8.4 million, and availability on GECC’s undrawn revolving line of credit remained at $25.0 million.

As of December 31, 2024, total debt outstanding (par value) was $195.4 million, comprised of 5.875% senior notes due June 2026 (NASDAQ: GECCO), 8.75% senior notes due September 2028 (NASDAQ: GECCZ), 8.50% senior notes due April 2029 (NASDAQ: GECCI) and 8.125% senior notes due December 2029 (NASDAQ: GECCH).

Distributions

The Company’s Board of Directors has approved a quarterly cash distribution of $0.37 per share for the quarter ending March 31, 2025. The first quarter distribution will be payable on March 31, 2025 to stockholders of record as of March 17, 2025.

The distribution equates to a 13.7% annualized dividend yield on the Company’s closing market price on March 7, 2025 of $10.78 and a 12.6% annualized dividend yield on the Company’s December 31, 2024 NAV of $11.79 per share.

Conference Call and Webcast

GECC will discuss these results in a conference at 8:30 a.m. ET on March 11, 2025.

Conference Call Details

Date/Time: Tuesday, March 11, 2025 – 8:30 a.m. ET

Participant Dial-In Numbers:

(United States): 877-407-0789

(International): 201-689-8562

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode “GECC”. An accompanying slide presentation will be available in pdf format via the “Events and Presentations” section of Great Elm Capital Corp.’s website here after the issuance of the earnings release.

Webcast

The call and presentation will also be simultaneously webcast over the internet via the “Events and Presentations” section of GECC’s website or by clicking on the webcast link here.

About Great Elm Capital Corp.

GECC is an externally managed business development company that seeks to generate current income and capital appreciation by investing in debt and income generating equity securities, including investments in specialty finance businesses and CLOs. For additional information, please visit http://www.greatelmcc.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements include statements regarding our future business plans and expectations. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “continue,” “upside,” “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. The key factors that could cause actual results to differ materially from those projected in the forward-looking statements include, without limitation: conditions in the credit markets, our expected financings and investments, including interest rate volatility, inflationary pressure, the price of GECC common stock and the performance of GECC’s portfolio and investment manager. Information concerning these and other factors can be found in GECC’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

This press release does not constitute an offer of any securities for sale.

Endnotes:

(1) This includes new deals, additional fundings (inclusive of those on revolving credit facilities), refinancings and capitalized PIK income. Amounts included herein do not include investments in short-term securities, including United States Treasury Bills.

(2) This includes scheduled principal payments, prepayments, sales and repayments (inclusive of those on revolving credit facilities). Amounts included herein do not include investments in short-term securities, including United States Treasury Bills.

Media & Investor Contact:

Investor Relations

investorrelations@greatelmcap.com

GREAT ELM CAPITAL CORP.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (unaudited)

Dollar amounts in thousands (except per share amounts)

	December 31, 2024	December 31, 2023
Assets
Investments
Non-affiliated, non-controlled investments, at fair value (amortized cost of $244,378 and $179,626, respectively)	$240,958	$183,335
Non-affiliated, non-controlled short-term investments, at fair value (amortized cost of $8,448 and $10,807, respectively)	8,448	10,807
Affiliated investments, at fair value (amortized cost of $12,378 and $13,423, respectively)	-	1,067
Controlled investments, at fair value (amortized cost of $87,014 and $46,300, respectively)	83,304	46,210
Total investments	332,710	241,419

Cash and cash equivalents	-	953
Receivable for investments sold	5,065	840
Interest receivable	3,306	2,105
Dividends receivable	364	1,001
Due from portfolio company	32	37
Due from affiliates	160	-
Deferred financing costs	237	335
Prepaid expenses and other assets	154	135
Total assets	$342,028	$246,825

Liabilities
Notes payable (including unamortized discount of $5,705 and $2,896, respectively)	$189,695	$140,214
Payable for investments purchased	11,194	3,327
Interest payable	32	32
Accrued incentive fees payable	1,712	1,431
Distributions payable	577	760
Due to affiliates	1,385	1,195
Accrued expenses and other liabilities	1,320	1,127
Total liabilities	$205,915	$148,086

Commitments and contingencies	$-	$-

Net Assets
Common stock, par value $0.01 per share (100,000,000 shares authorized, 11,544,415 shares issued and outstanding and 7,601,958 shares issued and outstanding, respectively)	$115	$76
Additional paid-in capital	332,111	283,795
Accumulated losses	(196,113)	(185,132)
Total net assets	$136,113	$98,739
Total liabilities and net assets	$342,028	$246,825
Net asset value per share	$11.79	$12.99

GREAT ELM CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

Dollar amounts in thousands (except per share amounts)

		For the Year Ended December 31,
		2024	2023	2022
Investment Income:
Interest income from:
Non-affiliated, non-controlled investments		$24,619	$23,582	$15,325
Non-affiliated, non-controlled investments (PIK)		3,026	2,281	1,220
Affiliated investments		64	128	97
Affiliated investments (PIK)		-	-	58
Controlled investments		3,832	2,677	1,984
Controlled investments (PIK)		-	233	-
Total interest income		31,541	28,901	18,684
Dividend income from:
Non-affiliated, non-controlled investments		2,354	1,147	1,815
Controlled investments		4,571	2,331	2,539
Total dividend income		6,925	3,478	4,354
Other commitment fees from non-affiliated, non-controlled investments		700	3,075	1,155
Other income from:
Non-affiliated, non-controlled investments		157	264	236
Non-affiliated, non-controlled investments (PIK)		-	107	-
Total other income		157	371	236
Total investment income		$39,323	$35,825	$24,429

Expenses:
Management fees		$4,456	$3,539	$3,205
Incentive fees		2,580	3,132	565
Administration fees		1,376	1,522	938
Custody fees		147	81	53
Directors’ fees		211	205	215
Professional services		1,816	1,772	1,967
Interest expense		14,882	11,742	10,690
Other expenses		1,054	1,003	937
Total expenses		$26,522	$22,996	$18,570
Incentive fee waiver		-	-	(4,854)
Net expenses		$26,522	$22,996	$13,716
Net investment income before taxes		$12,801	$12,829	$10,713
Excise tax		$348	$287	$252
Net investment income		$12,453	$12,542	$10,461

Net realized and unrealized gains (losses):
Net realized gain (loss) on investment transactions from:
Non-affiliated, non-controlled investments		$2,500	$(1,246)	$(15,262)
Affiliated investments		(626)	-	(110,784)
Controlled investments		-	(3,461)	-
Realized loss on repurchase of debt		(3)	-
Total net realized gain (loss)		1,871	(4,707)	(126,046)
Net change in unrealized appreciation (depreciation) on investment transactions from:
Non-affiliated, non-controlled investments		(7,129)	15,040	267
Affiliated investments		(22)	(226)	106,945
Controlled investments		(3,620)	2,684	(7,210)
Total net change in unrealized appreciation (depreciation)		(10,771)	17,498	100,002
Net realized and unrealized gains (losses)		$(8,900)	$12,791	$(26,044)
Net increase (decrease) in net assets resulting from operations		$3,553	$25,333	$(15,583)

Net investment income per share (basic and diluted):	(1)	$1.27	$1.65	$1.67
Earnings per share (basic and diluted):	(1)	$0.36	$3.33	$(2.49)
Weighted average shares outstanding (basic and diluted):	(1)	9,844,014	7,601,958	6,251,391

(1)
Weighted average shares outstanding and per share amounts have been adjusted for the periods shown to reflect the six-for-one reverse stock split effected on February 28, 2022 on a retroactive basis.